SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Cardica, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ISSUES STATEMENT REGARDING ITS UPCOMING ANNUAL MEETING OF STOCKHOLDERS

--Reaches Agreement with Broadfin Capital LLC on Board Slate--

REDWOOD CITY, Calif. – December 3, 2015 – Cardica, Inc. (Nasdaq: CRDC) today issued the following statement regarding its upcoming Annual Meeting of Stockholders:

Cardica's Board of Directors and Broadfin Capital LLC ("Broadfin") have agreed on names of the seven nominees to be included as Cardica’s slate for election to the Board of Directors at its upcoming Annual Meeting of Stockholders to be held January 29, 2016. As a result of this agreement, Broadfin will end its announced proxy contest.

Cardica’s proxy statement relating to its upcoming meeting will include the names of the agreed upon slate of seven nominees: Julian Nikolchev, Michael Kleine, Gregory Casciaro, Samuel Navarro, William Younger, Michael Bates and Thomas Afzal.

“We have worked effectively with the new management team of Cardica, and we have agreed upon a group of talented nominees that enhances and strengthens the board,” said Kevin Kotler of Broadfin Capital, LLC. “We look forward to a productive year ahead, focused on business results that benefit Cardica and its stockholders.”

“We are pleased that we have come to a mutually agreeable slate of directors that bring depth and breadth of commercial medical device market expertise to augment our active efforts to bring Cardica’s unique MicroCutter stapling technology and future products to surgeons around the world,” commented Julian Nikolchev, president and CEO of Cardica.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30 Stapler, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in the United States in multiple open or minimally invasive surgical procedures for the transection, resection, and/or creation of anastomoses in small and large intestine as well as the transection of the appendix. In Europe the device has applications in multiple general, gynecologic, urologic, thoracic and pediatric surgical procedures. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 56,500 units throughout the world.

Important Information

Cardica intends to file with the Securities and Exchange Commission (the “SEC”) and expects to mail to stockholders a definitive proxy statement relating to Cardica’s upcoming Annual Meeting of Stockholders. Stockholders are urged to read the proxy statement and any related documents when they become available as they contain important information. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Cardica at the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Cardica’s website at www.cardica.com. Cardica’s directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders. Information regarding the names and special interests of these directors and executive officers in proxy solicitation will be included in the proxy statement described above.

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